Exhibit 99.1

FOR IMMEDIATE WORLDWIDE RELEASE

For Further Information:

Investor and Media Contact:

Mark Namaroff

Sr. Director of Investor Relations and Corporate Communications

(978) 326-4058

investorrelations@analogic.com

Analogic Announces Completion of Acquisition by an Affiliate of

Altaris Capital Partners

Investment by Altaris Supports Analogic’s Capabilities to Deliver Innovative Solutions and Service to its Customers

PEABODY, Mass. and NEW YORK — June 22, 2018 – Analogic Corporation (NASDAQ: ALOG) (“the Company” or “Analogic”), a provider of leading-edge healthcare and security solutions, and Altaris Capital Partners, LLC, a leading private investment firm with expertise in Analogic’s end markets, today announced the completion of Analogic’s acquisition by funds affiliated with Altaris Capital Partners, LLC (together with certain affiliated entities, “Altaris”) for $84.00 per share in cash, or approximately $1.1 billion on a fully diluted basis. The transaction was announced on April 10, 2018 and received approval from stockholders on June 21, 2018. As a result of the transaction, Analogic is now a privately held company and its stock will no longer be traded on the NASDAQ.

“We are pleased to announce the successful conclusion of our previously announced transaction with Altaris,” said Bernard Bailey, outgoing chairman of the Analogic Board of Directors. “Analogic has a renowned history of developing solutions to help improve the practice of medicine and save lives, and our team around the world is committed to furthering this important work. With Altaris’s support, Analogic is well positioned to continue to address the evolving needs of the markets we serve.”

“We are delighted to complete our investment in Analogic and would like to thank all those involved in the transaction for their hard work and professionalism,” said George Aitken-Davies, co-founder and managing director of Altaris. “We are excited about the opportunities that lie ahead for Analogic as the company redoubles its efforts to drive continued technological innovation and outstanding service for its customers.”

Citigroup Global Markets Inc. served as financial advisor to Analogic, and Wilmer Cutler Pickering Hale and Dorr LLP served as legal counsel to Analogic. Schiff Hardin LLP served as legal counsel to Altaris.

About Altaris Capital, LLC

Altaris Capital Partners is an investment firm focused on the global healthcare industry. Altaris actively manages $2.4 billion of equity capital and seeks to invest in businesses that deliver value to the healthcare system by improving patient outcomes, reducing costs, increasing efficiency and aligning stakeholder incentives. Since inception in 2003, Altaris has made 34 platform investments and has worked closely and collaboratively with the management teams of its portfolio companies to support growth and capital appreciation. Altaris is headquartered in New York City. For more information, visit www.altariscap.com.

About Analogic

Analogic provides leading-edge healthcare and security technology solutions to advance the practice of medicine and save lives. Analogic is recognized around the world for advanced imaging and real-time guidance technologies used for disease diagnosis and treatment as well as for automated threat detection. Analogic’s market-leading ultrasound systems, led by its flagship BK Ultrasound brand, used in procedure-driven markets such as urology, surgery, and point-of-care, are sold to clinical practitioners around the world. Analogic’s advanced imaging technologies are also used in computed tomography (CT), magnetic resonance imaging (MRI), and digital mammography systems, as well as automated threat detection systems for aviation security. Analogic is headquartered just north of Boston, Massachusetts. For more information, visit www.analogic.com.

Analogic and the globe logo are registered trademarks of Analogic Corporation.